Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aquestive Therapeutics, Inc:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the method of accounting for leases as of January 1, 2020 due to the adoption of Accounting Standards Codification 842, Leases.

/s/ KPMG
New York, New York
March 26, 2021